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                                                                    EXHIBIT 4.2




                      ISSUING AND PAYING AGENCY AGREEMENT



                                 by and between



                            COMERICA BANK, as Issuer


                                      and


                            COMERICA BANK, as Agent



                           Dated as of June 17, 1994



                       Relating to Medium-Term Bank Notes
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                      ISSUING AND PAYING AGENCY AGREEMENT



  Issuing and Paying Agency Agreement dated as of June 17, 1994 (the "Agreement") by and between COMERICA BANK, a Michigan banking corporation (the "Issuer"), and COMERICA BANK, a Michigan banking corporation (together with its successors and assigns, the "Agent").

  The Issuer intends to authorize and issue from time to time, Medium-Term Bank Notes in fully registered form in an aggregate principal amount at any one time of up to $4,000,000,000 (the "Notes") for which the Agent by this Agreement will be designated issuing, paying and calculation agent.

   The Issuer has appointed Kidder, Peabody & Co. Incorporated, CS First Boston Corporation, Salomon Brothers Inc, Lehman Brothers, Inc., and Morgan Stanley & Co. Incorporated, as the selling agents for the Notes (the "Selling Agents") pursuant to that certain Distribution Agreement dated of even date herewith between the Issuer and the Selling Agents (the "Distribution Agreement").

   Now, therefore, in consideration of the mutual covenants contained herein, the Issuer and the Agent agree as follows:


         Section 1. Appointment of Agent. The Issuer hereby appoints the Agent to act, on the terms and conditions specified herein, as issuing and paying agent and calculation agent for the Notes and the Agent accepts such appointment subject to the terms of this Agreement.


         Section 2. Defined Terms. Capitalized terms defined in the forms of Fixed Rate Note and Floating Rate Note attached hereto as Exhibits A and B, respectively, and used without definitions in this Agreement shall have the respective meanings herein assigned therein.


         Section 3. Global Notes: The Depository Trust Company. Notwithstanding anything herein to the contrary, all Notes shall be represented by one or more global Notes registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), and beneficial ownership of such Notes will be represented and maintained in book-entry form on the books of DTC.


         Section 4. Note Form: Signature. The Issuer from time to time will furnish the Agent with an adequate supply of Notes to be used as global notes, which will have the Note number, principal amount, Maturity Date, Original Issue Date, Initial Redemption
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Date and redemption prices and the information called for by clause (a) of
Section 6 hereof left blank. The Agent shall furnish the Issuer with a receipt for the blank Notes so delivered. Each Note will be signed manually or by facsimile by an officer or officers of the Issuer duly authorized to sign the Notes and will be substantially in the form of Exhibit A or B attached hereto (as applicable). Notes shall have a maturity of between nine (9) months and fifteen (15) years from date of issue, and shall be issued in minimum denominations of $1,000,000 and larger denominations in integral multiples of $1,000. The Agent shall take reasonable steps to assure the safekeeping of the blank Notes. In addition, the Issuer will, from time to time, provide the Agent with an adequate supply of CUSIP numbers which will be assigned by the Issuer and the Agent to each global Note issued.

         Section 5. Administrative Procedures. The Agent hereby acknowledges receipt of a copy of the Administrative Procedures attached as Exhibit A to the Distribution Agreement (the "Administrative Procedures") and each of the Agent and the Issuer hereby agrees to abide by and perform the obligations specified for them in such Administrative Procedures as if they were set forth herein and made a part hereof and agree that, if the terms hereof shall conflict with the terms of the Administrative Procedures, the terms of the Administrative Procedures shall govern.

         Section 6.    Completion, Authentication and Delivery of Notes.

                       (a) The Agent shall receive instructions from an authorized representative listed on Exhibit C hereto of the Issuer offering Notes (which Exhibit may be amended from time to time by written notice from the Issuer) (each an "Authorized Representative") by written instructions via the telecopier regarding the completion and delivery of some or all of the Notes. Such instructions shall include the following information (the "Purchase Information") with respect to each Note and shall be provided no later than 11:00 a.m. on the trade date:

         (i) the name of the person in whose name a Note is to be registered (the "Registered Owner") which shall, until the amendment of this Agreement, be Cede & Co., as nominee of DTC;

         (ii)          the taxpayer identification number of the Registered
                       Owner;

         (iii)         the principal amount;

         (iv)          the Interest Payment Dates;

         (v)           the Regular Record Dates;

         (vi)          the Annual Redemption Percentage Reduction;

         (vii)         the Holder's Optional Repayment Date(s);





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         (viii)        the Maturity Date;

         (ix)          the Original Issue Date and trade date;

         (x)           if applicable, the Initial Redemption Date;

         (xi)          the Annual Redemption Percentage Reduction;

         (xii)         the Initial Redemption Percentage;

         (xiii)        the Default Rate;

         (xiv) each Selling Agent's commission or, if the Notes are being purchased directly by a Selling Agent, original issue discount;

         (xv) the amount of the proceeds to be paid to the Issuer or its designee;

         (xvi) the Total Amount of OID, Yield to Maturity, Short Accrual Period OID, and Method Used to Determine Yield for Short Accrual Period;

         (xvii)        delivery instructions;

         (xviii)       the Selling Agent;

         (xix)         the CUSIP number to be assigned to each Note;

         (xx)          If the Note is a Fixed Rate Note, the Interest Rate;

         (xxi) If the Note is a Floating Rate Note, the following information:

                       (A)    the Interest Rate Basis;

                       (B)    the Initial Interest Rate;

                       (C)    the Spread and/or Spread Multiplier;

                       (D)    the Index Maturity;

                       (E)    the Interest Rate Reset Period;

                       (F)    the Interest Rate Reset Dates;

                       (G)    the Interest Payment Period;





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                       (H)    if applicable, the Maximum Interest Rate; and

                       (I)    if applicable, the Minimum Interest Rate;

                       (J)    the Alternate Rate Event Spread;

                       (K)    the Alternate Rate Spread; and

                       (L)    the Calculation Dates.

                       (b) Upon the receipt of such instructions and the information set forth in subsection (a) above, the Agent will confirm by telephone to an Authorized Representative of the Issuer offering the Note (other than the Authorized Representative who sent the instructions by telecopier) the principal amount of the Notes to be so issued on the date specified in such notice and:

         (i) complete each Note as to the information called for by this Section 6;

         (ii) record each Note in the note register maintained by the Agent pursuant to Section 14 hereof (the "Note Register");

         (iii) cause each Note to be manually authenticated by any one of the authorized signors of the Agent duly authorized for such purpose; and

         (iv) prior to 4:00 p.m. on the trade date, the Agent shall enter a Pending Deposit Message through DTC's Participant Terminal System in accordance with the Agent's agreement with DTC set forth in the Letter of Representations of even date herewith from the Issuer and the Agent to DTC (the "Letter of Representations").

                       (c) If any Note has been countersigned by one of the Agent's authorized signors who was duly authorized for such purposes at the time of execution but who is not so authorized at the time said
         Note is to be paid, the Agent is authorized to and will pay the Note notwithstanding that the authority of said authorized signors has been terminated.


         Section 7.    Delivery of Global Notes.

                       (a) By 10:00 a.m. on the Original Issue Date, DTC will credit any Notes to be issued to the Agent's participant account at DTC. The Agent will, by 2:00 p.m. on the Original Issue Date, enter a Same Day Funds Settlement ("SDFS") deliver order instructing DTC to debit the Agent's account and credit the Note to the Selling Agent, if a Selling Agent sold the Note and, if applicable, debit the Selling Agent's





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         settlement account for the amount of the principal of the Note less the Selling Agent's commission. The transfer of funds from the Selling Agent to the Agent (if applicable) will be done by 4:45 p.m. on the Original Issue Date in accordance with the SDFS procedures in effect on such date.

                       (b) With respect to a Note (or portion thereof), if the Agent does not issue the SDFS deliver order described in the preceding sentence, or if for any reason the purchaser of such Note fails to pay the purchase price and the Selling Agent returns such Note to the Agent, the Agent may deliver a withdrawal message instructing DTC to debit such Note (or portion thereof) from the Agent's account. Following the processing of any withdrawal message by DTC, the Agent will adjust its records to reflect the cancellation of such Note (or portion thereof).

         Section 8. Proceeds of Sale of Notes. Proceeds received by a Selling Agent in payment for Notes shall be paid by such Selling Agent to the Issuer. The Agent shall have no liability whatsoever to any party if a Selling Agent fails to pay the Issuer of the Notes for such Notes in whole or in part, for any reason, unless such failure is caused by the failure of the Agent to comply with the Issuer's instructions as set forth in Section 6 and Section 7 above.

         Section 9. Payment of Interest. Interest payments on each Note will be made on the Interest Payment Dates provided for in such Note, and in each case, at maturity (together with principal). Notwithstanding the foregoing, if the Original Issue Date occurs either on an Interest Payment Date or between a Record Date and the next succeeding Interest Payment Date, the first payment of interest on any such Note will be made on the Interest Payment Date following the next succeeding Record Date. Interest with respect to Fixed Rate Bank Notes will begin to accrue on the Original Issue Date and will be calculated on the basis of a 360-day year of twelve 30-day months. Interest with respect to Floating Rate Bank Notes will begin to accrue on the Original Issue Date and will be calculated by the Agent in accordance with the provisions set forth in the form of each such Note, for the applicable Interest Rate Basis specified on the face of each thereof, and this Agreement. Subject to the receipt of funds as provided in Section 13 hereof, all interest payments on any Note will made by wire transfer to such account as has been appropriately designated to the Agent by the holder entitled to such payments.

         Section 10. Payment of Principal. Subject to receipt of funds as provided in Section 13 hereof, the Agent shall pay the principal amount together with accrued interest on any Note upon maturity, repayment or redemption ("Final Payout"). Upon maturity of any Note, the Agent shall make a Final Payout upon presentation and surrender to the Agent of the appropriate Note by the registered holder. If the registered holder elects to have any Note repaid, the Agent shall make a Final Payout upon presentation and surrender to the Agent of the appropriate Note by the registered holder, along with a completed Option to Elect Repayment. Finally, if an Issuer elects to redeem any Note, the Agent shall make a Final Payout to the registered holder if the Issuer provides written notice of





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redemption to the Agent.  Principal and interest due on a Note at Maturity or upon repayment or redemption will be paid in immediately available funds against presentation and surrender of the Note by the registered holder at the office of the Agent at Comerica Bank, 411 West Lafayette, 4th Floor, Detroit, Michigan 48226, Attn: Corporate Trust Department. The Agent will mark the Note "CANCELED" and remit it directly to the Issuer.

         Section 11. Information Regarding Amounts Due. Promptly following each Record Date, the Agent will furnish the Issuer a list of interest payments to be made on the following Interest Payment Date for each Note and in total. The Agent will provide to the Issuer by the fifteenth day of each month a list of the principal and interest to be paid on Notes maturing in the next succeeding month.

         Section 12.   Calculation of Interest: Reference Banks and Dealers:
Other Information Regarding the Notes.

                       (a) The Agent shall, in its capacity as calculation agent (the "Calculation Agent"), calculate, on or prior to each Calculation Date, the Interest Rate applicable to each Floating Rate Note, and promptly cause to be forwarded to the Issuer the following information (as appropriate) regarding the Interest Rate so calculated for such Floating Rate Note:

         (i)           Interest Rate Basis;

         (ii)          Spread and/or Spread Multiplier;

         (iii)         the existing Interest Rate;

         (iv)          Index Maturity;

         (v) the Interest Reset Date on which the new Interest Rate will take effect;

         (vi)          the Interest Determination Date; and

         (vii) if applicable, the reference banks, commercial paper dealers or government securities dealers used in the calculations.

         All determinations of Interest Rates by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of the Notes.

                       (b) At the request of the holder of any Floating Rate Note, the Calculation Agent shall provide to such holder, if determined, the Interest Rate then in effect for such Note, and, if determined, the Interest Rate which will become effective as of the next Interest Reset Date.





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                       (c)    The Issuer from time to time shall appoint
         reference banks, commercial paper dealers or government securities dealers as required by Floating Rate Notes and the Issuer shall notify the Calculation Agent as to the reference banks, commercial paper dealers or government securities dealers so appointed. The Calculation Agent shall not be responsible to the Issuer or any third party for any failure of any reference bank, commercial paper dealer or government securities or as a result of the Calculation Agent having acted (except in the event of gross negligence, wilful misconduct or bad faith) on any quotation or other information given by any reference bank, commercial paper dealer or government securities dealer.

                       (d) The Agent shall provide to the Issuer reports, semiannually, with respect to Note issuances and outstandings. The Agent shall use reasonable efforts to provide its customary reports upon request by the Issuer and to the extent that such reports are available.

         Section 13. Deposit of Funds. The Issuer shall, by 9:30 a.m. on each Interest Payment Date, pay to the Agent an amount in immediately available funds sufficient to pay all interest due on the Notes on such Interest Payment Date and shall, by 9:30 a.m. on each Maturity Date, or date fixed for redemption or repayment, of any Note, pay to the Agent an amount in immediately available funds sufficient to pay the principal of any Note maturing or being redeemed or repaid on such date and interest accrued thereon to such Maturity Date or date of redemption or repayment.

         Section 14.   Registration: Transfer.

                       (a) The Agent shall maintain a note register (the "Note Register"), in which it shall register the names, addresses and taxpayer identification numbers of the holders of the Notes and shall register the transfer of Notes. The Agent, upon request, shall permit the Issuer to inspect the Note Register during the Agent's normal business hours.

                       (b) Transfers of book-entry Note(s) will be accomplished by book entries made by DTC and, in turn, by participants acting on behalf of beneficial transferrers and transferees of such Note(s).

                       (c) Exchanges of global Notes will be made by the Agent, from time to time, to consolidate any outstanding global Notes with terms which are identical except for the Original Issue Date and the initial CUSIP number assigned to such Notes. Any such exchanges will be made upon at least 30 days notice to DTC and the CUSIP Service Bureau. On the specified exchange date, the Agent will exchange the similar global Notes for a new global Note and adjust its records to reflect such exchanges.





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                       (d)    In connection with any registration or transfer
         of Notes, the Issuer and the Agent may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

         Section 15. Persons Deemed Owners. Prior to due presentment of a Note for registration or transfer, the Issuer, the Agent and any agent of the Issuer or the Agent may treat the person in whose name such Note is registered as the absolute owner of such Note for the purpose of receiving payments of principal and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Issuer nor the Agent shall be affected by notice to the contrary.

         Section 16. Mutilated, Lost, Stolen or Destroyed Notes. ln case any Note shall become mutilated or destroyed, lost or stolen, the Issuer in its discretion may execute and upon its request the Agent shall authenticate and deliver a new Note of like tenor and principal amount having a number not contemporaneously outstanding, in exchange and substitution for the mutilated Note or in lieu of and substitution for the Note destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Issuer and to the Agent such security or indemnity as may be required by them to save each of them harmless, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Issuer and to the Agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof. The Agent may authenticate any such substituted Note and deliver the same upon the written request or authorization of an officer of the Issuer. Upon the issuance of any substituted Note, the Issuer may require the holder thereof to pay a sum sufficient to cover any expense connected therewith. In case any Note which has matured or has been redeemed or is within thirty days of maturity or redemption shall become mutilated or be destroyed, lost or stolen, the Issuer may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note) if the applicant for such payment shall furnish the Issuer and the Agent with such security or indemnity as may be required by them to save each of them harmless, and, in the case of destruction, loss or theft, evidence to the satisfaction of the Issuer of the destruction, loss or theft of such Note and of the ownership thereof. All applications under this Section shall be processed by the Agent.

         Section 17. Return of Unclaimed Funds. Any money deposited with the Agent and remaining unclaimed for two years after the date upon which the last payment of principal or interest on any Note to which such deposit relates shall have become due and payable, upon the request of the Issuer, shall be repaid to the Issuer by the Agent, and the holder of any Note entitled to receive payment thereof shall thereafter look only to the Issuer for the payment thereof and all liability of the Agent with respect to such money shall thereupon cease. The substance of the provisions of this Section 17 shall be set forth in the text of each Note, as applicable.

         Section 18. Cancellation of Unissued Discharge. Upon the written request of the Issuer, the Agent shall cancel and return to the Issuer all unissued Notes in its





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possession at the time of such request.

         Section 19. Reliance on Instructions. The Agent shall not incur any liability to the Issuer in acting hereunder on instructions from an Authorized Representative of the Issuer contemplated hereby which the Agent believed in good faith to have been properly given.

         Section 20. Information Furnished by the Agent. Upon the reasonable request of the Issuer, given in writing at any time and from time to time, the Agent shall promptly provide the Issuer with information with respect to Notes issued hereunder to the extent such information is reasonably available.

         Section 21. Compensation. Expenses and Indemnification. The Agent shall be entitled to reasonable compensation for its services pursuant to its current fee schedule, and to reimbursement for any expenses reasonably incurred. The Issuer shall be entitled to notice of any change in Agent's fee schedule.

         Section 22.   Miscellaneous.

         22.1          Term of Agreement.

                       (a) This Agreement will automatically terminate upon the final maturity of the Notes issued hereunder, and may be terminated by either party upon giving thirty (30) days written notice to the other parties.

                       (b) Notwithstanding any provision to the contrary, upon termination of this Agreement, all obligations of the Agent hereunder shall cease and any funds held by the Agent for payment hereunder shall be returned to the Issuer.

         22.2 Communications. All communications delivered under this Agreement shall be in writing (including telex, telecopy or similar writing), unless otherwise provided, and shall be delivered to such party as set forth below:


         If addressed to the Issuer:

                       Comerica Bank
                       500 Woodward Avenue
                       Detroit, Michigan 48226
                       Attention: Robert C. Shrosbree
                       Telephone Number: (313) 222-9350
                       Telecopier Number: (313) 222-9480

         If addressed to the Agent:





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                       Comerica Bank
                       411 W. Lafayette
                       4th Floor
                       Detroit, MI 48226
                       Attention: Corporate Trust Department
                       Telephone Number: (313) 222-4380
                       Telecopier Number: (313) 222-2985

or such other address, telecopier or telephone number as such party may hereafter specify for such purposes. Each notice will be effective when received at the address above.

         22.3 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for agreements relating to compensation of the Agent.

         22.4 Benefits. Nothing herein, express or implied, shall give any person, other than the Issuer, the Agent, and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         22.5 Amendment: Waiver. This Agreement may be amended at any time by the mutual consent of the parties.

         22.6 Successors and Assigns. Subject to Section 22.1 hereof, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of each of the Issuer and the Agent.

         22.7 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         22.8 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         22.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         22.10 Signature by Telecopier. Counterpart copies of this Agreement may be signed by all parties and exchanged by telecopier.
Counterpart copies so signed and exchanged shall be fully binding. Counterpart originals of this Agreement may concurrently





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be manually signed by all parties and shall be exchanged by U.S. Mail or express service at the earliest possible date.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.


                                                 ISSUER

Attest:                                          COMERICA BANK

/s/ ROBERT C. SHROSBREE                 /s/ PAUL H. MARTZOWKA
_________________________________   By:_______________________________

                                            EXECUTIVE VICE PRESIDENT
                                            AND CHEIF FINANCIAL OFFICER
                                    Its:______________________________



                                                 AGENT

Attest:                                          COMERICA BANK

/s/ ROBERT C. SHROSBREE                 /s/ M. KARAN
________________________________    By:_____________________________

                                            VICE PRESIDENT
                                    Its:____________________________










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                                   EXHIBIT C


1) Ronald Marks

2) Mike Cameron

3) Paul Martzowka

4) Mike Michalak

5) Any of the officers or employees designated by the above referenced officers.





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